EXHIBIT 10.1

COMMUNITY SAVINGS
EXECUTIVE LIFE INSURANCE BONUS PLAN

This Executive Life Insurance Bonus Plan (the “Plan”), is effective as of the 17th day of August, 2019, and is entered into by Community Savings (the “Bank”) and Alvin B. Parmiter (the “Executive”).  For purposes of the Plan, the term “Company” means Community Savings Bancorp, Inc.

W I T N E S S E T H

WHEREAS, the Bank desires to establish the Plan to provide the Executive with certain bonus compensation in recognition of his service and contributions to the Bank; and

NOW, THEREFORE, in consideration of the premises and the material covenants and agreements contained in this Plan, the Bank and the Executive do hereby establish the Plan and agree as follows:

SECTION 1
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:
“Bonus Compensation” means the Primary Bonus and the Supplemental Bonus. The compensation to be paid hereunder shall be in addition to all other compensation payable by the Bank to the Executive.

“Change of Control” means:

(i)
The consummation of the acquisition by a person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company or the Bank; or

(ii)
The individuals who, as of the date hereof, are members of the board of directors of the Bank or of the Company (the “Board of Directors”) cease for any reason to constitute a majority of the Board of Directors, unless the election, or nomination for election by the stockholders, of any new director, was approved by a majority vote of the Board of Directors and the new director shall, for purposes of this Plan, be considered as a member of the Board of Directors; or

(iii)
Approval by the stockholders of the Company or the Bank of (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company or the Bank outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or a plan for the sale or other disposition of all or substantially all of the assets of the Company or the Bank; or

(iv)	A sale of all or substantially all of the assets of the Bank or the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Bank or the Company are acquired by a trustee or other fiduciary holding securities under one or more benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

“Policy” means a whole life policy with Mass Mutual, 10 pay policy.

“Primary Bonus” means a bonus in an amount sufficient to pay the annual premium on the Policy.

“Retirement Age” means age 60.

“Supplemental Bonus” means a bonus in addition to the Primary Bonus, in an amount determined under Section 2.3.

SECTION 2
BONUS COMPENSATION

2.1 Primary Bonus Amount.  The Bank shall pay to the Executive, as provided in Section 3, for services rendered to the Bank, a Primary Bonus in an amount equal to the annual premium on the Policy and as set forth on Schedule 1 to the Plan.

2.2 Supplemental Bonus.  In addition to the Primary Bonus, the Bank shall pay to the Executive, as provided in Section 3, a Supplemental Bonus for each year in which a Primary Bonus is paid to the Executive.  The Supplemental Bonus shall be computed in accordance with the following formula:

Supplemental Bonus = [premium amount/(l-n)] less [premium amount]

For purposes of this Section, ‘n’ shall mean the Executive’s marginal federal and state tax rate, expressed as a decimal.  The assumed marginal federal and state tax rate for purposes of determining the Supplemental Bonus shall be determined by the Bank, in its sole discretion.  Initially, and until changed by the Bank, the marginal federal and state tax rate shall be assumed to be thirty percent (30%).  The Bank’s obligation to pay the Supplemental Bonus shall be fixed and certain at the time the premium is remitted to the Insurer and shall not be abrogated due to the Executive’s subsequent termination of employment.

2.3 Change in Employment Status.  In the event the Executive ceases to be a full-time employee of the Bank, the Bonus Compensation payments otherwise payable under this Plan shall cease and the Plan shall immediately terminate.   Notwithstanding the foregoing, if for the year in which the Executive ceases to be a full-time employee, the Primary Bonus payment has been made prior to the Executive’s change in employment status, the Bank shall be obligated to make the Supplemental Bonus payment set forth in Section 2.2 for that year.

SECTION 3
PAYMENT OF BONUS COMPENSATION

The Primary Bonus payable to the Executive pursuant to Section 2.1 representing the annual premium shall be paid by the Bank directly to the insurance company that issued the Policy.  Each premium payment shall be made on or prior to the due date for the premium payment.   The Supplemental Bonus provided for in Section 2.2 shall be either paid in cash to the Executive within the same calendar year but not later than thirty (30) days following the payment of the Primary Bonus or used by the Bank to satisfy the tax withholding requirements on the Primary Bonus, as determined in the sole discretion of the Bank.

SECTION 4
POLICY OWNERSHIP

A Policy purchased with respect to the Executive shall be purchased and owned by the Executive.  All incidents of ownership of the Policy shall belong to the Executive, including, without limitation, the right to name a beneficiary of the Policy.  Notwithstanding the foregoing, the Executive may not surrender the Policy or obtain Policy loans prior to termination of this Plan.  Any surrender or withdrawal from the Policy in contravention of the foregoing sentence, without the written consent of the Bank, shall cause this Plan to immediately terminate.  The insurer issuing the Policy shall not be a party to this Plan for any purpose.

SECTION 5
TERMINATION

Subject to Sections 2.3 and 6, the Plan shall terminate as of the earlier of (i) the date of the Executive’s termination from full-time employment with the Bank, including, without limitation, termination of employment on account of disability or retirement, or (ii) the Executive’s attainment of his Retirement Age.  Additionally, Plan may be terminated by mutual written agreement of the Bank and the Executive.

SECTION 6
CHANGE OF CONTROL

6.1 In the event of a Change of Control, the Bank, or any successor to this Plan shall pay, in the manner provided in Sections 2 and 3, a Primary Bonus payment, in a lump sum, in an amount necessary to provide the remaining premium payments listed on Schedule 1 from the date of the Change of Control until the date the Executive would attain age 60.  Notwithstanding the foregoing, the payment hereunder shall not exceed an amount that would cause the Policy to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code of 1986, as amended (the “Code”) using the guideline premium requirements of Section 7702(c) of the Internal Revenue Code.  In the event that the payment of the Primary Bonus would result in the Policy ceasing to be considered a life insurance contract under Section 7702(a) of the Code, then the excess of the Primary Bonus above the amount that could be paid without having the Policy ceasing to be considered a life insurance contract shall be paid to the Executive as part of the Supplemental Bonus.

6.2 Additionally, the Bank or any successor to this Plan shall pay a Supplemental Bonus to the Executive in an amount calculated in accordance with Section 2.2 (without regard to any reduction in 6.1), plus the amount, if any, which is paid as a Supplemental Bonus in order to avoid the contract from being considered not a life insurance contract.

6.3 The payments under Sections 6.1 or 6.2 shall be made to the Executive within ten (10) days of the Change in Control.

SECTION 7
NO CONTRACT OF EMPLOYMENT

This Plan shall not constitute a contract for the continuing employment of the Executive by the Bank or any affiliate of the Bank.

SECTION 8
ASSIGNMENT

This Plan and the obligations hereunder may be assigned by the Bank to another entity that becomes the employer of the Executive.

SECTION 9
AMENDMENT

This Plan shall not be modified or amended except in writing duly executed by the Bank and the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank and the Executive have executed this Plan on the 23rd day of August, 2019.

COMMUNITY SAVINGS

/s/ Michael S. Schott
By: Michael S. Schott

  ALVIN B. PARMITER

/s/ Alvin B. Parmiter